Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

EXPRESSJET HOLDINGS, INC.

            ExpressJet Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies pursuant to Section 242 of the DGCL:

            FIRST:           That the name of the Corporation is ExpressJet Holdings, Inc.  The Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State’s Office on April 21, 2005.

            SECOND:     This Amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with Section 242 of the DGCL.  The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation and directed that the proposed amendment be considered by the stockholders of the Corporation.  A special meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on June 30, 2008, at which meeting the necessary number of shares were voted in favor of the proposed amendment.  The stockholders of the Corporation duly adopted this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation.

            THIRD:        The text of the first sentence of Article FOUR of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

            FOUR:           The total number of shares of all classes of stock which the Corporation shall have authority to issue is 410 million, consisting of 400 million shares of Common Stock, par value one cent ($.01) per share (the "Common Stock"), and 10 million shares of a class of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock").

            IN WITNESS WHEREOF, this Certificate of Amendment to the Restated Certificate of Incorporation has been executed for and on behalf of the Corporation by an officer thereunto duly authorized and attested to as of July 1, 2008.

EXPRESSJET HOLDINGS, INC.

By:

            Suzanne Johnson

            Assistant Secretary